                                                                   Exhibit 10.12


                               SOURCING AGREEMENT

        This SOURCING AGREEMENT (this "Agreement"), dated as of July 31, 1998, by and among Federated Department Stores, Inc., a Delaware corporation ("Federated"), Specialty Acquisition Corporation, a Delaware corporation ("Specialty"), and MSS-Delaware, Inc., a Delaware corporation ("MSS" and, together with Specialty, the "Company"),

                                    RECITALS:

        A. Federated Specialty Stores, Inc. and Specialty are parties to an Acquisition Agreement, dated as of July 22, 1998 (the "Acquisition Agreement"), pursuant to which Federated Specialty Stores, Inc. has agreed to sell to Specialty all of the issued and outstanding shares of capital stock of MSS.

        B. The Company conducts the retail sale of men's and women's apparel and accessories ("Merchandise") at retail locations throughout the United States.

        C. The execution and delivery of this Agreement is a condition to the consummation of the closing under the Acquisition Agreement, and Federated has agreed to enter into this Agreement to provide certain services to the Company under and subject to the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, the parties hereto agree as follows:

        1. Sourcing and Purchasing Services. The Company hereby engages Federated, and Federated hereby accepts such engagement, solely as an independent contractor, to provide the following services during the Term:

        (a) Agreement to Provide Sourcing and Purchasing Services. Federated will provide purchasing, facilitation and importation services hereunder to the extent and in a manner substantially similar to the manner in which it provides such services in connection with the sourcing of merchandise for sale in its own stores. Specifically, Federated will purchase Merchandise for resale to the Company pursuant to orders placed with Federated by the Company (such Merchandise being, when ordered by the Company from Federated hereunder, "Products"). From the commencement of the Term to the first anniversary of the date of this Agreement (such anniversary, the "First Anniversary," and the period then ended, the "Exclusive Period"), the Company will engage Federated as its exclusive importer of record of Merchandise from foreign sources at cost F.O.B. foreign port and, in connection therewith, will order Products from Federated in a manner and in a dollar volume (as compared to Merchandise ordered from third parties) substantially consistent with the Company's practice during the 12-month period immediately preceding the date of this Agreement. During the remainder of the Term, the services to be provided by Federated hereunder will be non-exclusive and the Company will have the right to source Merchandise from any person; provided that, in such instances, Federated will not have any duty or responsibility whatsoever with respect to such Merchandise sourced from such other persons.

        (b) Purchasing Procedure. The Company will, at its sole cost and expense: prepare and deliver reasonably detailed Product specifications in writing to the appropriate Federated overseas office; negotiate the terms of the manufacture and delivery of such Products with vendors (including without limitation the price and quality standards thereof), except that, at the request of the Company, Federated will participate in such negotiations to the extent consistent with its practice prior to the date hereof, and authorize, by means of purchase orders in substantially the form then used by Federated for purchases of merchandise for its own stores, Federated to purchase such Products from vendors designated by the Company. Federated will then promptly confirm such orders in writing and timely place its corresponding purchase orders with the vendors designated by the Company for such Products. Federated will use commercially reasonable efforts to cause such vendors to comply with the Company's specifications and timing requirements, including by visiting and inspecting the vendors' facilities. The Company may, at its sole cost and expense and to the extent it deems appropriate, cause its employees and representatives to travel to Federated's overseas offices and vendors' facilities in connection with its negotiations for the purchase of Merchandise. Federated will test and inspect the Products at no additional charge to the extent and in a manner substantially consistent with the procedures applied to merchandise purchased by Federated for sale in its own stores. Any additional testing or inspection will be performed as reasonably requested by the Company at the Company's sole cost and expense.

        (c) Standard of Care of Federated. Federated will use commercially reasonable efforts to perform its duties and responsibilities hereunder, which efforts will be deemed to have been taken to the extent that Federated uses the same standard of care as it applies with respect to the sourcing of merchandise for sale in its own stores.

        (d) Limitations on Federated's Duties. Attached hereto as Exhibit is Federated's policy as of the date hereof with respect to the purchase of private label merchandise for its own stores (the "Vendor Policy"). The Vendor Policy, as amended from time to time, with respect to the application for the purchase of private label merchandise for its own stores will apply to purchases of Products hereunder. Federated reserves the right, in its sole discretion, to refuse to source or procure Products should Federated determine that performance may violate any applicable law or the Vendor Policy. In such cases, Federated will notify the Company in writing as soon as reasonably practicable, but no later than the date that Federated's own divisions and subsidiaries are so notified. In addition, Federated will notify the Company in writing of any change in the Vendor Policy as far in advance as is reasonably possible under the circumstances. Notwithstanding the foregoing, Federated may not apply any change in the Vendor Policy to orders which are outstanding on the date such change is instituted. The Company may purchase Merchandise from a third party following Federated's written refusal to procure such Merchandise and no compensation will be payable to Federated for such purchases; provided, however, that the Product Cost of any such Merchandise purchased by the Company directly or indirectly from the vendor designated by the Company, and on the same terms and specifications contained in the purchase order submitted to Federated, will be applied for all purposes of this Agreement towards satisfying the Minimum Quantity (as defined in Section 3) for purposes of Section 3.

        (e) Forecasts by the Company. In order to facilitate Federated's sourcing of Products, the Company will provide Federated from time to time and as reasonably requested by Federated with forecasts of the quantity and type of Merchandise the Company intends to purchase in the reasonably foreseeable future, but in no event more than six months ahead of placing orders.

        (f) Maintenance of Records by Federated. Federated will provide to the Company the summary and detailed invoice information with respect to each purchase order and maintain reasonably complete and accurate records of all Products ordered, in process, finished and/or in transit sufficient to support such invoices and, at the request of the Company, provide reasonable access to, or copies of, such records.

        (g) Post-Order, Responsibility. Once a purchase order has been submitted to Federated, such order may not be modified or canceled by the Company (unless the vendor fails to comply with the terms of such purchase order, in which case the rights of the Company will be governed by the terms of the purchase order submitted to Federated) without Federated's prior written consent, which Federated will be obligated to give only if, upon the application of commercially reasonable efforts, the corresponding order placed by Federated with the vendor is so modified or canceled. In any event, all costs and expenses incurred by Federated and paid to third parties resulting from any Company modification or cancellation will be borne solely by the Company. Federated will promptly advise the Company of all anticipated problems or delays in production and/or delivery and will use commercially reasonable efforts to resolve any such problems with its vendors. Federated will process any claims or disputes over the quality, quantity or delivery of Products in accordance with Section 4(d) and credit the Company with any financial settlement, payment or other financial concession by a vendor actually effected in connection therewith.

        (h) Delivery of Products. Delivery of Products by Federated will be deemed complete, and the risk of loss for such Products will pass to the Company, upon delivery to (i) the distribution center located at Carlstadt, New Jersey, which is the distribution center currently being used by the Company,
(ii) any other distribution center located within 50 miles of Carlstadt, New Jersey used hereafter by the Company, provided that the Company reimburses Federated for any additional out-of-pocket costs incurred in connection with the delivery thereto not included in the Loaded Landed Cost (as defined in Section 4(b)) for such Products, or (iii) if the Company hereafter uses a distribution center at a different location 50 miles or more from Carlstadt, New Jersey (or if the Company hereafter uses a distribution center located less than 50 miles from Carlstadt, New Jersey and the Company refuses to reimburse Federated for any additional out-of-.pocket costs incurred by Federated in connection with the delivery thereto), a consolidator or freight forwarder designated by the Company. Upon such delivery to a consolidator or freight forwarder pursuant to clause (iii), the consolidator or freight forwarder will be responsible for any further delivery at the Company's expense. Notwithstanding the forgoing, the clearance of Products through customs in foreign and domestic ports will be the responsibility of Federated, and Federated's out-of-pocket costs to third parties associated therewith will be included in the Loaded Landed Cost for such Products.

        2. Involvement by Federated Personnel. Federated will provide dedicated personnel and other resources to the provision of services hereunder to the extent provided by Federated immediately prior to the date hereof, subject to adjustment as Federated reasonably determines to be appropriate as a result of changes in technology and the volume of Products ordered by the Company hereunder.

        3. Minimum Quantity. Unless this Agreement is terminated on the First Anniversary pursuant to Section6(b)(ii), during the period commencing on the first calendar day following the



                                       3
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Exclusive Period and ending on the second anniversary thereof (the
"Non-Exclusive Period"), the Company will order Products having not less than $30,000,000 (the "Minimum Quantity") in aggregate Product Cost. For purposes of this Agreement, "Product Cost" means Federated's actual, direct cost charged by third-party vendors for the manufacture of Products, but does not include the cost of any letter of credit or other credit support required in connection with the purchase of Products by Federated on behalf of the Company hereunder, which cost will be borne by Federated ("Credit Cost").

        4. Commissions: Method of Payment. (a) Commissions. In consideration for the services provided by Federated hereunder, the Company will pay Federated in accordance with this Section 4 a commission (the "Commission") equal to the following percentage of the aggregate Product Cost ordered during each 12-month period commencing on the date hereof-



Product Cost                                                     Percentage
------------                                                     ----------
Up to $40 million                                                    8%

$40-50 million                                                       7%

$50-60 million                                                       6%

Greater than $60 million                                             5%

In the above table, each applicable percentage is applied only to the amount ordered in excess, of the prior threshold and below the ceiling applicable to such level, but not to the total amount of shipments to the Company in such 12-month period.

        (b) Loaded Landed Cost. The price charged by Federated to the Company for Products will be Federated's Loaded Landed Cost for the Products. The "Loaded Landed Cost" for each shipment of Products will be the Product Cost plus all costs associated with importing the Products into the United States, including but not limited to the cost of duty, taxes, warehousing, assessments, freight, inland transportation, insurance, consolidation and deconsolidation and the actual, out-of-pocket administrative costs and expenses paid to third parties in connection with the Products, but will not include Credit Cost. Federated will use commercially reasonable efforts to obtain the most favorable rates for the foregoing third-party costs.

        (c) Payments for Products. On the later of (i) the date on which Products are delivered to a loading vessel for shipment to the Company and (ii) the date designated in the purchase order for delivery of such Products, Federated will notify the Company of the total amount due to Federated for the Loaded Landed Cost for such Products. Payment of the Loaded Landed Cost for Products plus all Commissions due and payable thereon by the Company will be due upon Federated's presentation to the Company of Federated's invoice therefor and will be made within two business days of such presentation (the end of such two business day period being the "Payment Deadline") by wire transfer of immediately available funds to an account designated by Federated, without any set-off or deduction of any kind whatsoever. Any amounts not paid by the Payment Deadline ("Arrearages") will accrue interest daily from such date until paid in full



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

at an annual rate equal to the lesser of (i) the prime rate announced by BancBoston, N.A. ("BancBoston") from time to time plus 0.5% and (ii) the maximum rate allowed by law. At any time that Arrearages aggregate $250,000 or more, Federated will be entitled, upon five calendar days' written notice to the Company, to suspend its services under this Agreement (including without limitations delivery of any Products), without any liability therefor, until such Arrearages are paid in full. Title for Products will pass to the Company upon payment in full to Federated of the Loaded Landed Cost for such Products plus all Commissions and interest due thereon pursuant to this Section 4.

        (d) Claims Procedure. The Company acknowledges that its sole recourse for all claims, whether for shortages, nonconformance, defects, delays or otherwise, will be governed by Federated's standard claims policy for its own divisions and subsidiaries (which policy as of the date hereof is set forth on Exhibit B), as amended from time to time. Federated will notify the Company in writing as far in advance as reasonably possible under the circumstances of any change in such claims policy; provided, however, that no such change will be effective with respect to Products shipped to the Company prior to the date any such change is instituted.

        (e) Stand-by Letters of Credit. The Company will furnish, or will cause to be furnished, to Federated, at the same time that it provides its quarterly financial statements to BancBoston or any other lender of the Company, but in no event later than 45 calendar days after the end of each fiscal quarter, a consolidated balance sheet of the Company as of the end of such fiscal quarter and consolidated statements of income, stockholders' equity and cash flow of the Company for such fiscal quarter, in reasonable detail and certified by the chief financial or accounting officer of the Company (i) stating that such balance sheet and statements fairly present, in all material respects, the financial condition of the Company as of the date indicated and the results of its operations and its cash flows for the periods indicated and that such balance sheet and statements were prepared in conformity with U.S. generally accepted accounting principles (other than the absence of footnotes and year-end adjustments and other than for dates prior to the date hereof) and (ii) demonstrating in reasonable detail the calculation of the Company's EBITDA for purposes of this Section 4(e). The Company will notify Federated within one business day of any breach or violation of, or default under, the minimum EBITDA financial covenant contained in, and calculated pursuant to, the Company's loan and security agreement with BancBoston (as provided to Federated on the date hereof) (the "BancBoston Loan Agreement") or any loan agreement which replaces, refunds or refinances the indebtedness under the BancBoston Loan Agreement (a "Replacement Loan Agreement"). In the event that BancBoston or the senior lender under any Replacement Loan Agreement does not waive in writing its rights under the applicable loan agreement arising as a result of such breach, violation or default (an "Unwaived EBITDA Event") within ten business days after the Company delivers its quarterly financial statements to BancBoston or such other senior lender pursuant to the BancBoston Loan Agreement or such Replacement Loan Agreement, as applicable, the Company will obtain for Federated's benefit irrevocable stand-by letters of credit. Such letters of credit will be obtained from a nationally or regionally recognized commercial banking institution having a combined capital stock, undivided profits and surplus of at least $500 million and an office in New York City (a "Qualified Bank") and reflect a face amount equal to 100% of the Loaded Landed Cost for all Product orders outstanding at the time of such Unwaived EBITDA Event. Thereafter, for the duration of the Unwaived EBITDA Event, the Company will adjust, the aggregate amount of such letters of credit at the end of each month to reflect any increase or decrease in the Loaded Landed Cost for Product orders then outstanding (each such adjustment, a "Monthly LC Adjustment").

        5. Term. This Agreement will be effective from the date of its execution and will remain in effect for two years, unless earlier terminated as provided herein (the "Term").

        6. Termination. (a) Termination by Mutual Agreement. This Agreement may be terminated at any time by the mutual agreement of Federated and the Company.

        (b) Termination by Federated or the Company. Either Federated or the Company may terminate this Agreement, (i) effective immediately upon giving the other written notice of termination, if the other party breaches in any material respect this Agreement or fails to perform any material obligation hereunder and such breach or failure is not curable or, if curable, is not cured within 10 calendar days after written notice thereof from the non-breaching party (a "Material Breach") or (ii) effective as of the First Anniversary, upon giving the other written notice of termination between February 1 and February 28, 1999 (inclusive of such dates) (a "Six-Month Termination"). For purposes of this Agreement, (A) the failure of the Company to pay any amount in excess of $250,000 which is due Federated under this Agreement (including in determining the $250,000 amount interest due under Section 4) and which has not been paid within ten calendar days after written notice thereof from Federated will be deemed a Material Breach and (B) the sole recourse and remedy of any party with respect to a Material Breach by another will be termination of this Agreement pursuant to Section 6(b).

        (c) Termination by Federated. Federated may also terminate this Agreement, (i) effective immediately upon giving the Company written notice of termination, (A) if the Company ceases, or admits in writing its intention to cease, the conduct of its business or (B) if a Bankruptcy Event has occurred, or
(ii) in any event on 60 calendar days prior written notice from Federated if the Company fails to provide irrevocable stand-by letters of credit to Federated from one or more Qualified Banks as required pursuant to Section 3(e) hereof unless the Company provides such required letters of credit within five calendar days of such written notice from Federated. As used herein, "Bankruptcy Event" means (1) if the Company makes any involuntary assignment of either its assets or its business for the benefit of creditors, (2) if a trustee or receiver is appointed to administer or conduct the Company's business affairs, (3) if the Company is adjudged in any legal proceeding to be a debtor in bankruptcy, or (4) if any insolvency proceedings are commenced against the Company and not terminated or dismissed within 60 calendar days.

        (d) Effects of Termination. In the event of the expiration or termination of this Agreement for any reason, Federated will have no further liability or obligation to the Company under this Agreement except as otherwise provided herein. Notwithstanding the foregoing, the provisions of this Agreement will govern the rights and obligations of the parties with respect to all orders for Products placed prior to the termination of this Agreement and in no event will the termination of this Agreement relieve any party hereto of any obligation hereunder which existed prior to such termination with respect to such orders that were placed prior thereto. in the event this Agreement is terminated on or after the First Anniversary except (i) pursuant to a six-month Termination or (ii) by reason of a Material Breach by Federated, and the Company has not paid to Federated Commissions for the Minimum Quantity since the First Anniversary, the Company will be obligated to pay Federated, provided that Federated is not then in Material Breach hereunder, as liquidated damages, the Commission (i.e., 8% of the Product Cost) on the amount by which the total Product Cost for which the Company has paid (including amounts ultimately paid with respect to outstanding orders) Federated a Commission since the First Anniversary, in addition to all sums due and payable for Products which have been ordered from Federated and not paid for. In the event this Agreement is terminated by Federated at any time during the Term pursuant to Section 6(b)(i) or Section 6(c) and the Company has not paid to Federated Commissions for the Minimum Quantity during the Exclusive Period, if this Agreement is so terminated therein (an "Exclusive Period Termination"), or during the Non-Exclusive Period, if this Agreement is so terminated therein (a "Non-Exclusive Period Termination"), the Company will be obligated to pay Federated, so long as Federated is not then in Material Breach hereunder, as liquidated damages, the Commission (i.e., 8% of the Product Cost) on the amount by which the total Product Cost for which the Company has paid (including amounts ultimately paid with respect to outstanding orders) Federated a Commission during the Exclusive Period, in the event of an Exclusive Period Termination, or during the Non-Exclusive Period, in the event of a Non-Exclusive Period Termination, is less than the Minimum Quantity, within 30 calendar days of the termination date, in addition to all sums due and payable for Products which have been ordered from Federated and not paid for. The Company will not be liable for liquidated damages hereunder to the extent that a credit to the Minimum Quantity has been made pursuant to Section I(d) or an Act of God (as defined in Section 11(b)) has prevented the Company from ordering Merchandise and, following such Act of God, the Company has not ordered Merchandise through any sourcing agent as an importer of record other than Federated. The parties acknowledge that the provisions of Section 3 and this Section 6(d) are essential terms of the transactions contemplated by this Agreement and the Acquisition Agreement and that, without such terms, the parties would not enter into this Agreement or the Acquisition Agreement. The parties further acknowledge that payment of such liquidated damages pursuant to this Section 6(d) is compensation for the loss suffered by Federated as a result of the failure of the Company to perform its obligations under this Agreement and to avoid the difficulty of determining damages under such circumstances. Such liquidated damages will be the exclusive damages and remedy of Federated for breaches of Section 3 hereof.

        (e) Return of Materials. In the event of the expiration or any termination of this Agreement for whatever reason, all samples, books, records, designs and materials of any kind, and all copies thereof of either party held by the other party, will be returned to the owner thereof within 15 calendar days following sale or other disposition of all Products delivered pursuant to this Agreement.

        7. License of Fed Brands System. (a) Grant of License. Federated hereby grants to the Company a limited, non-exclusive and non-transferable license to use during the Term, in the course of the Company's business, Federated's merchandising system known as the "Fed Brands System" pursuant to and as set forth in this Section 7.

        (b) Permitted Use. Pursuant to the License granted hereby, the Fed Brands System may be used only at the locations of the Company approved in advance by Federated and then only by employees of the Company and persons hired by the Company as independent contractors, and Federated hereby approves such use at the corporate headquarters of the Company, wherever located from time to time within the continental United States, provided that the Company gives

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written notice to Federated at least 30 calendar days prior to any relocation of its corporate headquarters. Notwithstanding any other provision hereof, the Company may not (i) copy or duplicate the Fed Brands System except as necessary to utilize the same as specifically permitted herein, (ii) remove any proprietary or copyright legend from the Fed Brands System, (iii) create, or authorize any other party to create, the source code to the Fed Brands System by reverse engineering, decompiling or otherwise, or (iv) permit access to or use of the Fed Brands System by any person other than a person employed by the Company or hired by the Company as an independent contractor, with each such person being required to sign a confidentiality agreement, in substantially the form attached hereto as Exhibit C, pursuant to which such user agrees to maintain the confidentiality of the Fed Brands System and any other confidential information or trade secrets (as defined in Section 9) obtained as a result of the use of the Fed Brands System, to comply with the terms of this Section 7 and to protect the confidentiality of the sign-on code or password of such individual. To the extent that Federated requires the Company to utilize the Fed Brands System, Federated will provide reasonable support services, including sufficient copies of the Fed Brands System software and software updates for the Company to efficiently use the system, provided that any updates so provided will be deemed to be part of the Fed Brands System and will be treated as such under this Agreement.

        (c) Properly Rights. The Company acknowledges that the Fed Brands System has been created for and licensed to Federated and contains confidential, proprietary and trade secret information of Federated and that Federated would be irreparably harmed and would have no adequate remedy at law if the Company failed to perform any obligation under this Section 7. Accordingly, the parties agree that, in addition to any other remedies which may be available at law or in equity, Federated will have the fight to obtain injunctive relief to restrain a breach or threatened breach, or otherwise obtain specific performance, of the Company's covenants and agreements contained in this Section 7.

        8. License to Use Company Trademarks. The Company hereby grants Federated a limited and non-exclusive license to use, during any period in which the Company is in default of its obligations hereunder (including without limitation to timely make any payment) and this Agreement has been terminated as a result thereof in accordance with the terms hereof, the names "Aeropostale" and "Chelsea Cambell" and any other names then utilized for any Products, together with the trademarks, labels and all other legally protectable design elements related thereto (collectively, the "Marks"), all in connection with Federated's advertising and sale of Products bearing such Marks which are the subject of outstanding orders at the time of such termination.

        9. Mutual Confidentiality. No party will disclose to any third party any trade secret or confidential information that belongs to any other party that was disclosed pursuant to this Agreement. For purposes of this Agreement, the terms "confidential information" and "trade secrets" will include all information of any nature and in any form which is owned by Federated or the Company (or their affiliates) and which is not publicly available or generally known to persons engaged in businesses similar to that of Federated and the Company (either on or after the date of this Agreement), including but not limited to the Federated materials referenced in Section 6(e), the Fed Brands System and all practices, processes, methods, know-how and other facts related to sales, advertising, promotions, financial matters, suppliers, supplier lists, customers, customer lists, or customers' purchases of goods or services from Federated or the

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Company, and all other secrets and information of a confidential and proprietary nature; provided, however, that "confidential information" and "trade secrets" will not include (i) information that is or becomes publicly known through no fault of the receiving party and (ii) information that any party is required to disclose under applicable law or the rules of any exchange on which the securities of such party are traded. Upon the expiration of the Term, each party will cease to use the other party's confidential information and trade secrets (including without limitation the use by the Company of the Fed Brands System), and all tangible confidential information and trade secrets that have been provided to a party by another party (including without limitation all manuals, documents, software and other materials and information relating to the Fed Brands System) will be returned to the party that provided such information or trade secrets.

        10. Copyright, Patent and Trademark Rights. Each of the parties hereto reserves all property, including copyright, patent, and trademark, rights in all of their respective materials, publications, research, software, data, devices, designs, concepts and trade names in connection with the services provided to the Company.

        11. Federated Indemnification; Limitation of Liability. (a) Notwithstanding any other provision hereof, Federated will have no liability for, and the Company hereby agrees to indemnify, defend and hold Federated harmless from, any loss, claim, damage, liability, cost or expense (collectively, "Damages") arising out of or relating to the performance of its services hereunder, including without limitation liability with respect to (i) design, development, supply, production, quality or performance of Products purchased by the Company (and the Company will pay all costs and infringement relating to defective Products and the return thereof to ultimate resources);
(ii) infringement of any trademark, copyright or other fights of third parties;
(iii) any violation of the laws of any state, the United States or any other country; (iv) injury to person or damage to property caused by or associated with Products purchased by the Company; or (v) failure of any such Products to comply with specifications or with any express or implied warranties, unless in the case of clause (i), (ii), (iii), (iv) or (v) it is demonstrated by the Company that such Damages were occasioned by Federated's gross negligence or willful misconduct; provided, however, that the Company will not be obligated to demonstrate gross negligence or willful misconduct on the part of Federated in order to establish a Material Breach by Federated for purposes of Section 6(b).

        (b) Neither the Company nor Federated will be liable for any delays in the performance of this Agreement due to force majeure and causes beyond such party's reasonable control (each, an "Act of God"), including without limitation fires, strikes, disputes, war, civil commotion, epidemics, floods, accidents, delays, shortages and laws, regulations, or requests of the government of any state, the United States or any other government. If such is the case, the Company will not be relieved of its obligations to make timely payments or to provide stand-by letters of credit in accordance with this Agreement. However, either the Company or Federated may terminate this Agreement upon prior written notice in the event that performance of this Agreement is rendered impossible for 90 consecutive calendar days due to any Act of God; provided, however, that this Section will not apply to the Company's obligations to purchase from Federated the Minimum Quantity in the event that this Agreement is so terminated by reason of the Company's inability to perform its obligations hereunder and, following any such

Act of God, the Company continues to order Merchandise through sourcing agents, as importers of record, other than Federated.

        (b) FEDERATED EXPRESSLY DISCLAIMS ALL WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

        12. Status of Relationship. Federated's relationship with the Company under this Agreement is solely that of an independent contractor, and nothing contained in this Agreement will be deemed or construed (a) to create a partnership or joint venture between the Company and Federated, (b) to cause Federated to be responsible in any way for the debts, liabilities or obligations of the Company, or (c) to give any party the authority to bind or act for the other in any respect, except as specifically set forth herein.

        13. General Provisions. (a) Assignment. Neither this Agreement nor any of the fights, interests or obligations hereunder may be assigned or delegated by any party without the prior written consent of the other parties; provided, however, that (i) consent of the Company will not be required prior to an assignment, by Federated of its fights and duties hereunder to a subsidiary or affiliate thereof to which all or substantially all of the assets and operations of the Federated merchandising group for all of Federated are transferred, in which event Federated will have no further obligations hereunder, and (ii) consent of Federated will not be required prior to an assignment by the Company of its rights and duties hereunder to a holder of senior indebtedness of the Company (including without limitation those lenders under the Loan and Security Agreement dated the date hereof) in the event that such holder or holders become a creditor in possession of the Company's business.

        (b) Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by fax or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section
13):


                If to Federated:

                        Federated Merchandising Group
                        11 Penn Plaza
                        New York, New York 10001
                        Fax: (212) 494-6822
                        Attention: Harry Frenkel

                With a copy to:

                        Federated Department Stores, Inc.
                        7 West Seventh Street
                        Cincinnati, Ohio 45202
                        Fax: (513) 579-7354
                        Attention: General Counsel

                If to the Company:

                        Specialty Acquisition Corporation
                        11 Penn Plaza - 6th Floor
                        New York, New York 10001
                        Fax: (212) 494-6818
                        Attention: Julian R, Geiger, President

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by fax or, if mailed, when actually received; provided that if such notice or other communication is sent by fax, a copy of such notice or communication is received by the intended recipient by courier, overnight delivery or mail within ten calendar days following the receipt of the facsimile transmission.

        (c) Binding Effect. This Agreement will be binding upon and inure to the benefit of the parties hereto and their successors, legal representatives and permitted assigns.

        (d) Third-Party Beneficiaries. This Agreement is made solely and specifically between and for the benefit of the parties hereto and their respective successors and assigns, subject to the express provisions hereof relating to successors and assigns. Except for such parties, no other person whatsoever will have any fights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

        (e) Waiver. No failure by any party to insist upon the strict performance of any duty, agreement or condition of this Agreement or to exercise any fight or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other duty, agreement or condition.

        (f) Counterparts. This Agreement may be executed in one or more counterparts, all of which together will constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

        (g) Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties relating to the subject matter hereof and supersedes all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement cannot be terminated, modified or amended, except in writing signed by all parties hereto.

        (h) Governing Law. This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to contracts made and to be performed in that State, without giving effect to the principles of conflict of laws thereof.

        (i) Significance of Headings. Section headings contained herein are solely for the purpose of aiding in speedy location of the subject matter of this Agreement and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any questions in the construction of this Agreement, this Agreement is to be construed as though such section heading had been omitted.

        IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Agreement as of the date first above written.

                                          FEDERATED DEPARTMENT STORES, INC.


                                          By:/s/ Dennis J. Br. Derick
                                             -----------------------------------
                                             Name:Dennis J. Br. Derick
                                             Title:Senior Vice President,
                                                   General Counsel and
                                                   Secretary



                                          SPECIALTY ACQUISITION CORPORATION


                                          By:/s/Julian R. Geiger
                                             -----------------------------------
                                             Name:Julian R. Geiger
                                             Title:President



                                          MSS-DELAWARE,INC.


                                          By:Julian R. Geiger
                                             -----------------------------------
                                             Name:Julian R. Geiger
                                             Title:President

                                                 EXHIBIT B TO SOURCING AGREEMENT



                         FMG CLAIM POLICY AND PROCEDURE
                                   CONTRACTS(1)

ACCOUNTING                    SYSM ID                               TELEPHONE
----------                    -------                               ---------
 V/P FINANCE                     JUDITH DALY            NJAD       212-494-6054
 MANAGEMENT/ACCOUNTING           JILL MALEH             NJVM       212-494-6553
 ACCOUNT-A/R                     LISSETTE MIRANDA       NLYM       212-494-6055

FINANCE                       SYSM ID                               TELEPHONE
-------                       -------                               ---------
 S. V/P FINANCE                  HARRY FRENKEL          NXHF       212-494-6300

LOGISTICS/IMPORT              SYSM ID                               TELEPHONE
----------------              -------                               ---------
 VICE PRESIDENT-                 LYNNE JERGENSEN        NLXJ       212-494-6100
 DIRECTOR-                       BARBARA SOLOMON        NXBS       212-494-6110
 MANAGER-                        RUDYRAMPERTAB          NXRR       212-494-6104



                    INVOICE RELATED CLAIMS-FOREIGN SHIPMENTS
                                PURCHASER CLAIMS

Federated Merchandising Group will process for payment valid Purchaser Claims for shortages and damages, as long as the following conditions are met:

1. The claim has a landed cost value of more than $200.00 for concealed shortages, full carton shortages, pilferage's, damages, etc.

2. We received a COMPLETED Proof Of Loss/Damage Form no later than 15 days after receipt of the merchandise at your receiving facility.

3. The following instructions must be strictly complied with in preparing a Proof of Loss/Damage Claims.

        A.     For concealed shortages and damages you must:

               i.    Identify the style and carton number(s)

               ii.   Attach to the Proof of Loss/Damage Claims Form copies of
                     (1) trucker's delivery document and (2) Federated billing invoice.

        B.     For damage claims, provide photograph(s) showing the damage.

        C.     All other documentation you may have to support your claim.

4. Send completed claim form to the FMG Accounting Department, directed to the attention of Lissette Miranda, Accountant. Upon receipt of the completed claim, Federated Merchandising Group Claim Department will process all properly communicated and completed claims within 60 days.

IF ANY OF THE ABOVE INFORMATION IS MISSING FROM PROOF OF LOSS/DAMAGE CLAIM FORM, IT WILL BE IMMEDIATELY REJECTED.

----------------------
(1) Note that contracts information is provided for convenience only and Federated reserves the right to modify any information provided in respect of identified individuals and/or areas of responsibility.



                               Exhibit B - Page 1

                    INVOICE RELATED CLAIMS-FOREIGN SHIPMENTS
                                  INSTRUCTIONS

Listed below are the procedures that should be followed at your receiving facility when receiving and processing foreign merchandise.

1.      Cartons

All carton markings should be checked and verified against the trucker's delivery order to insure that the correct order and number of cartons is being delivered. All cartons should be checked for signs of tampering, carton re-taping, holes and damages (water stains, cartons crushed, rattling etc.).

If any discrepancies are detected, carton number(s) that are missing must be noted. In order to process the claim against the vendor/carrier, we must have the style and carton number(s). In addition, on cartons which are received damaged, photos must be taken. These photos must be attached to the Proof of Loss/Damage Claim Form.

2.      Concealed Shortages

When the shipment is processed, the contents of each carton should be checked against the vendor's packing list and any discrepancy must be noted. In order to process the claim against the vendor, we must have the style and carton number(s) from which shortage occurred. Without this the vendor will not consider the claim.

3.      Garments on Hangers (GOH)

On merchandise received as GOH, the receiving facility must verify that the correct order and number of pieces are being received.

Each piece being received should be checked for signs of soilage, stains, water damage, cuts, etc.

Any shortages must be noted on the trucker's delivery document. Photos must be taken of garments that show signs of soilage, stains, water damage, cuts, etc. These photos should be attached to the Proof of Loss/Damage Claim Form.

ALL ABOVE INSTRUCTIONS MUST BE FOLLOWED AND ALL INFORMATION PROVIDED OR CLAIM CAN NOT BE PROCESSED.



                               Exhibit B - Page 2

                    INVOICE RELATED CLAIMS-FOREIGN SHIPMENTS
                                PURCHASER CLAIMS

                    PURCHASER PROOF OF LOSS/DAMAGE CLAIM FORM


Listed below are the instructions that should be followed in filling out the attached Proof Of Loss/Damage Claim Form For Foreign Shipments.

THE PROOF OF LOSS FORM IS CREATED AS AN E-FORM IN EMAIL 4.4 UNDER CLAIMS1.(2)



1.      Issue a Claim Number
2.      Write the Purchaser's Identification Number
3.      Write the Department Number
4.      Write the Order Number
5.      Write the Shipment Number
6.      Write the date carton(s) Received
7.      Write the date the carton(s) Opened
8.      Write the date GOH Received
9.      Write the date Loss was Discovered
10.     Write the date Loss was Verified
11.     Write the number of Pieces Short
12.     List Style and Carton Number Missing
13.     List Style and Carton Number Damaged
14.     List Style Number for Missing GOH
15.     List Style Number for Damaged GOH
16. Check the box that indicates why you are filing this Proof Of Loss/Damage Claim.
        -   Non delivery-full carton(s) never received.
        -   Shortage-pieces are missing from within a carton.
        - Damage-if wearing apparel or carpets are soiled, ripped, wet or otherwise mutilated or if other types of cargo are broken, chipped, scratched, etc.
17.     Unit Landed Cost-the amount you were charged per piece.
18. The Total Landed Cost-Multiply the number of pieces short or damaged and multiply by the unit landed cost.
19. Description-write in the full description including color and size where applicable.
20. The Shortage Claims-Check yes or no for each of the three questions asked.
21.     Give Brief Explanation of Damage.
22.     For Import Claim Use Only.





-------------------
(2) References to "Syamail," "E-Mai'l" the "WAN" and other methods of electronic communication should be construed as applicable to the electronic transmission system then providing a communications link between the Purchaser and FMG.



                               Exhibit B - Page 3

                 INVOICE RELATED CLAIMS-FOREIGN SHIPMENTS CONT'D
        CLAIM FOR CONTAINER FREIGHT STATIONS AND ACI DISTRIBUTION CENTER

CONTAINER OUTTURN REPORT

        - EFFECTIVE 5/1/98 CONTAINER OUTTURN REPORT IS REQUIRED TO BE SENT BY EMAIL USING AN E-FORM UNDER DC/OTR (DC OUTTURN REPORT), WITHIN 2 WORKING DAYS AFTER CONTAINER UNLOAD DATE ONLY IF THERE IS A DISCREPANCY AND THE FOLLOWNIG INFORMATION IS REQUIRED:

        -       SHIPMENT NUMBER(S)
        -       CONTAINER #
        -       ORIGINAL SEAL #
        -       B/L #(S)
        -       # OF CARTONS/GOH MANIFESTED IN CONTAINER
        -       # OF CARTONS/GOH ACTUALLY RECEIVED IN CONTAINER.
FOR SHORTAGES:
        -       LIST FMG SHIPMENT NUMBER AND BILL OF LADING ("BOL")
        -       LIST FMG PURCHASE ORDER NUMBER
        -       LIST PURCHASER PURCHASE ORDER NUMBER
        -       TOTAL NUMBER OF CARTON(S) / GOH MANIFESTED
        -       TOTAL NUMBER OF CARTON(S) / GOH RECEIVED
        -       CARTON NUMBER(S) MISSING
        -       GOH UNITS MISSING
        -       STYLE NUMBER (EITHER CARTON OR GOH) MISSING
FOR DAMAGES:
        -       LIST FMG SHIPMENT NUMBER AND BOL
        -       LIST FMG PURCHASE ORDER NUMBER
        -       LIST PURCHASER PURCHASE PO NUMBER
        -       TOTAL NUMBER OF CARTON(S) / GOH MANIFESTED
        -       TOTAL NUMBER OF CARTON(S) / GOH RECEIVED
        -       TOTAL CARTON NUMBER(S) MISSING
        -       TOTAL NUMBER RECEIVED DAMAGED
        -       LIST STYLE NUMBER(S) (EITHER CARTON OR GOH) DAMAGED
        -       3 SETS PHOTOGRAPHS ARE REQUIRED
FOR OVERAGES:
        -       LIST FMG SHIPMENT NUMBER AND BOL
        -       LIST PURCHASE ORDER NUMBER
        -       TOTAL NUMBER OF CARTON(S) / GOH MANIFESTED
        -       TOTAL NUMBER OF CARTON(S) / GOH RECEIVED
        -       TOTAL NUMBER OF OVERAGES
        -       LIST CARTON NUMBER(S) AND STYLE NUMBER(S) FOR OVERAGES
THIS PROCEDURE MUST BE FOLLOWED FOR ALL FMG ORDERS. FAILURE TO COMPLY IN GIVING ALL REQUESTED INFORMATION WILL RESULT IN DENIAL OF ANY CLAIM BEING MADE FOR SHORTAGES OR DAMAGES TO GOODS.



                               Exhibit B - Page 4

                           NON INVOICE RELATED CLAIMS

All non invoice related claims must be pre-approved by FMG.

                      FMG RTV & VENDOR ALLOWANCE PROCEDURE

RETURN TO VENDOR
Return of merchandise will not be allowed unless an authorization number has been obtained from the Accounting Department.

Adherence to the below procedure is essential to obtain full credit for a return to vendor claim:

1. The Purchaser must contact the FMG Accounting Department prior to returning any merchandise.
2.      The Purchaser and FMG will coordinate the return with the Vendor.
3.      The following information must be provided:
        -       Vendor Name.
        -       Purchaser's Department #
        -       Estimated cost to Purchaser
        -       Style #'s
        -       FMG PO # (if available)
        -       Brief description of reason for return
        - Written confirmation from the Vendor (on vendor letterhead) authorizing the return and referencing method of payment. (i.e., deduction from future payment to vendor or vendor will send check within 30 days of receipt of goods.).

4. The Accounting Department will determine collectivity of claim and if appropriate issue an authorization number.
5. The Purchaser must reference the FMG authorization number on the RTV document and ensure that a copy of the document is forwarded to FMG Accounting Department, 6th floor, 11 Penn Plaza, New York, NY 10001
6. Upon receipt of the Purchaser's RTV document, FMG will prepare a charge (see attached) to the vendor and credit the Purchaser.



                               Exhibit B - Page 5

VENDOR ALLOWANCES/REBATES

Credit for Vendor allowances and/or rebates will only be processed upon receipt of the Vendors check or successful deduction from payment. Upon receipt of the check or deduction, FMG will credit the Purchaser and provide a written, numbered authorization for a deduction from payment. NO DEDUCTION MAY BE MADE WITHOUT REFERENCING THE CORRECT AUTHORIZATION NUMBER.

FMG POLICY AND PROCEDURE FOR NON-VENDOR MARKDOWN ALLOWANCES

MARKDOWN ALLOWANCES
Credit for allowances may be processed at the discretion of FMG management who will forward a request to Accounting for processing. Under no circumstance should any deductions be taken prepared until an authorization number is issued by Accounting. NO DEDUCTION MAY BE MADE WITHOUT REFERENCING THE CORRECT AUTHORIZATION NUMBER.




                               Exhibit B - Page 6